For Immediate Release

Executive Contact:	Investor / Media Contact:
Charles J. Kleman	James Palczynski-Investor Relations
Chief Operating Officer	Integrated Corporate Relations, Inc.
Chief Financial Officer	(203) 222-9013
Chico’s FAS, Inc.
(239) 274-4105

Chico’s FAS, Inc. Reports Record January Sales

• January Sales Up 49.8% Over January Last Year
• January Comparable Store Sales Increase 19.5%

      Fort Myers, FL — February 5, 2004 - Chico’s FAS, Inc. (NYSE: CHS) today reported January sales results for the four week period ended January 31, 2004, increased 49.8% to $55.3 million from $36.9 million reported for the prior year’s four week period ended February 1, 2003. Comparable store sales for the Company-owned stores increased 19.5% for the four week period ended January 31, 2004, compared to the same four week period last year.

      Total sales for the fourth quarter ended January 31, 2004, increased 55.8% to $216 million from $138 million reported for the same period a year ago. Comparable store sales for the Company-owned stores increased 20.5% for the thirteen week period compared to the same thirteen week period last year.

      For the fifty-two weeks ended January 31, 2004, total sales increased 44.7% to $768 million from $531 million for the prior year’s fifty-two week period ended February 1, 2003. Comparable store sales for the Company-owned stores increased 16.1% for the fifty-two week period compared to the same fifty-two week period last year.

      Scott A. Edmonds, Chico’s President and CEO, commented, “We are very pleased with our sales performance in fiscal 2003. Our 16.1% comparable store sales increase for the year represents the 7th consecutive year during which we have achieved a double-digit same store sales increase. This remarkable accomplishment is a tribute to the outstanding merchandise and amazing personal service that Chico’s is known for.”

      “With the strong initial customer acceptance of Chico’s spring product assortment that we are already seeing and the opportunities we have to build and leverage our new White House|Black Market brand, we look forward to meeting the challenges of what we expect to be another exciting year for Chico’s in fiscal 2004. As to the 4th quarter performance, we are comfortable with the current estimates of per share earnings in the range of $.27 to $.28.”

      Chico’s sells exclusively designed, private-label women’s clothing and related accessories. The Company operates 550 women’s specialty stores, including stores in 45 states, the District of Columbia, the Virgin Islands and Puerto Rico operating under either the name Chico’s, Pazo or White House|Black Market. The Company owns 399 Chico’s front-line stores, 23 Chico’s outlet stores, 2 Pazo stores, and 114 White House|Black Market stores; franchisees own and operate 12 Chico’s stores.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

For more detailed information, please call (877) 424-4267 to listen to Chico’s monthly sales information and investor relations line

A copy of a slide show addressing Chico’s recent financial results and current plans for expansion is available on the Chico’s website at www.chicos.com in the investor relations section

Additional investor information on Chico’s FAS, Inc. is available free of charge on the Chico’s website at www.chicos.com in the investor relations section